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


FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(b).                                                                           EXPIRES:     SEPTEMBER 30, 1998
                                                                                                    ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

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
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Coyle,    Kevin       J.                 Jennifer Convertibles, Inc.(JENN)                  (Check all applicable)
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   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
   c/o Jennifer Convertibles, Inc.          Security Number                                   [ ]Officer    [ ]Other
                                            of Reporting       10/99                           (give title   (specify title
    419 Crossways Park Drive                Person                                                below)        below)
---------------------------------------     (Voluntary)                                        ----------------------------
        (Street)
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  Woodbury,   NY            11797                      5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                   Date of Original    (Check Applicable Line)
   (City)   (State)         (Zip)                         (Month/Year)             [X] Form filed by One Reporting Person
                                                                                   [ ] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)
                                  -------------------------------------------------
                                     Code     V       Amount      (A) or (D) Price (Instr. 3 and 4)
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COMMON STOCK             10/28/99      P              2,000           A     $ 1.5625                      D
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COMMON STOCK             10/28/99      P              1,500           A     $  1.625                      D
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COMMON STOCK             10/28/99      P              1,500           A     $ 1.6875                      D
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                                                                                        6,250             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

(Print or type Responses)                                                                                            SEC 1473 (7-96)
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
FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3,4,
                                                                    and 5)

                                                --------------------------------
                                                      Code    V    (A)      (D)
--------------------------------------------------------------------------------
Options previously
reported
(right to buy)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FORM 4 (continued)

                      Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (E.G., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------
                 6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
                    Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
                    and Expiration     Securities            Security       Securities      Derivative        Beneficial
                    Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
                    (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                                            End of          Indirect (I)
                                                                            Month           (Instr. 4)
                                                                            (Instr. 4)
                ------------------------------------------
                                               Amount
                 Date     Expir-               or
                 Exer-    ation                Number
                 cisable  Date        Title    of Shares
------------------------------------------------------------------------------------------------------------------------
Options previously                                                            25,000            D
reported
(right to buy)
------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                   /s/ KEVIN J. COYLE              December 10, 1999
Note: File three copies of this Form, one of which must be manually signed.        ------------------------------- -----------------
      If space is insufficient, SEE Instruction 6 for procedure.                       Keving J. Coyle                    Date

                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1473 (7-96)
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